Exhibit 99.2

Covidien Expands Share Repurchase Program and Declares Quarterly Cash Dividend

DUBLIN, Ireland - Covidien plc (NYSE: COV) today announced that its Board of Directors has authorized a new program to purchase up to $3 billion of the Company's ordinary shares from time to time, based on market conditions. This program is in addition to the $2.0 billion share repurchase program announced in August 2011, which currently has approximately $425 million remaining.
In the twelve months ending December 2012, Covidien returned more than $1.75 billion to shareholders in dividends and share repurchases, representing nearly 100% of its free cash flow. This is well above the Company's stated annual goal of returning at least 50% of free cash flow to shareholders.
“The Board's approval to expand our share repurchase program reflects its confidence in the continued growth of Covidien's business, the sustainability of our free cash flow and our commitment to enhance shareholder value," said José E. Almeida, Chairman, President and CEO. “We remain committed to maintaining a strong balance sheet, while increasing our dividend payout ratio over time and opportunistically returning excess cash to shareholders. We expect to continue to fund our growth initiatives, pursue strategic opportunities for business expansion and deliver on our financial objectives.”
The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.26 per ordinary share. The dividend is payable on May 3, 2013, to shareholders of record on April 4, 2013.
About Covidien
Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2012 revenue of $11.9 billion, Covidien has 43,000 employees worldwide in 70 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

Contacts
Bruce Farmer             Coleman Lannum, CFA
Vice President             Vice President
Public Relations             Investor Relations
508-452-4372            508-452-4343
bruce.farmer@covidien.com     cole.lannum@covidien.com

Todd Carpenter
Senior Director
Investor Relations
508-452-4363
todd.carpenter@covidien.com